EXHIBIT 99.2

MANAGED SERVICES OPERATIONS
(A CARVE-OUT OF MEGAPATH CORPORATION)

REVIEWED FINANCIAL STATEMENTS

As of and for the three months ended March 31, 2015

EXHIBIT 99.2

MANAGED SERVICES OPERATIONS
(A CARVE-OUT OF MEGAPATH CORPORATION)

EXHIBIT 99.2

To the Board of Directors and Stockholders of
MegaPath Corporation:

We have reviewed the accompanying financial statements of Managed Services Operations (A Carve-Out of MegaPath Corporation), which comprise the balance sheet as of March 31, 2015, and the related statements of income, equity, and cash flows for the three months then ended, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company personnel. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.
Our responsibility is to conduct the reviews in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance that there are no material modifications that should be made to the financial statements. We believe that the results of our procedures provide a reasonable basis for our report.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements, the Managed Services Operation is an integrated business of MegaPath Corporation and is not a stand-alone entity. The financial statements of the Managed Services Operation reflect the assets, liabilities, revenue and expenses directly attributable to the Managed Services Operation, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in equity and cash flows of the Managed Services Operation on a stand-alone basis and do not necessarily reflect the financial position, results of operations, changes in equity and cash flows of the Managed Services Operation in the future or what they would have been had the Managed Services Operation been a separate, stand-alone entity during the periods presented.

June 12, 2015
New York, NY

EXHIBIT 99.2

Managed Services Operation
(A Carve-Out of MegaPath Corporation)
Balance Sheet
($000's)

As of March 31, 2015
ASSETS
CURRENT ASSETS:
Cash	$22,790
Accounts receivable, net	12,238
Unbilled revenues	1,901
Inventories, net	558
Deferred taxes	5,232
Prepaid expenses and other current assets	3,242
Total Current Assets	45,961
PROPERTY AND EQUIPMENT, NET	19,991
Intangible assets, net	12,891
Goodwill	16,705
Deferred contract cost	9,972
Deferred debt issuance costs, net	132
Other assets	57
Total Assets	105,709

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,319
Accrued expenses and other current liabilities	15,766
Deferred revenues/unbilled	4,411
Short-term debt	2,364
Total current liabilities	27,860
Long-term debt	4,458
Deferred revenues	9,972
Deferred taxes	13,439
Other long-term liabilities	316
Total liabilities	56,045
Commitments and contingencies (Notes 9 and 10)
Equity	49,664
Total liabilities and equity	105,709

The accompanying notes are integral part of these financial statements

EXHIBIT 99.2

Managed Services Operation
(A Carve-Out of MegaPath Corporation)
Income Statement
($000's)

For the three months ended March 31, 2015
(Unaudited)
REVENUE	$32,950

OPERATING ACTIVITIES:
Cost of telecommunication services provided	15,760
Selling, general and administrative expenses	12,233
Depreciation and amortization	3,042
Total costs and expenses	31,035

Operating income	1,915

OTHER EXPENSE:
Interest expense, net	372
Total other expense, net	372

Income before income taxes	1,543

Income taxes	613

Net Income	$930

The accompanying notes are integral part of these financial statements

EXHIBIT 99.2

Managed Services Operation
(A Carve-Out of MegaPath Corporation)
Statement of Equity
($000's)

(Unaudited)
Balance, December 31, 2014	48,734
Net Income	930
Balance, March 31, 2015	$49,664

The accompanying notes are integral part of these financial statements

EXHIBIT 99.2

Managed Services Operation
(A Carve-Out of MegaPath Corporation)
Statement of Cashflows
($000's)

For the three months ended March 31, 2015
(Unaudited)
Operating activities:
Net income	$930
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	3,042
Debt discount and issuance amortization	18
Deferred income taxes	39
Net Changes in operating assets and liabilities:
Accounts receivable, net	(1,806)
Unbilled revenue	(1)
Inventories	79
Prepaid expenses and other current assets	(1,243)
Other assets	(99)
Accounts payable	(2,218)
Accrued expenses and other current liabilities	(900)
Deferred revenues/unbilled	(1)
Deferred revenue and other long-term liabilities	180
Net cash used in operating activities	(1,980)

Investing activities:
Purchases of property and equipment	(2,740)
Net cash used in investing activities	(2,740)

Financing activities:
Repayment of term loan	(198)
Repayment of capital lease obligations	(28)
Net cash used in financing activities	(226)

Net increase in cash	(4,946)
Cash at beginning of year	27,736
Cash at end of year	$22,790

Supplemental disclosures of cash flow information:
Cash paid for interest	$123
Cash paid for taxes	$—
Supplemental disclosures of non-cash investing and financing activities:
Equipment purchased through capital leases	$380

The accompanying notes are integral part of these financial statements

EXHIBIT 99.2

MANAGED SERVICES OPERATIONS
(A CARVE-OUT OF MEGAPATH HOLDING CORPORATION)

COMBINED CARVE-OUT FINANCIAL STATEMENTS
(All dollar amounts are presented in thousands)

1.  Description of Business and Basis of Presentation

On February 19, 2015, GTT Communications, Inc., a Delaware corporation (“GTT”), entered into a Stock Purchase Agreement with MegaPath Group, Inc., a Delaware corporation, and MegaPath Corporation, a Virginia corporation, (collectively “MegaPath” or the “Company”) pursuant to which GTT agreed to acquire all of the equity interests in MegaPath. The transaction closed on April 1, 2015. GTT paid $144.8 million in cash and the assumption of capital leases and $7.5 million in common stock of GTT. The purchase price is subject to adjustment based on final determination of the working capital of the acquired business 90 days after the closing date in accordance with the Stock Purchase Agreement. The accompanying financial statements do not reflect any impact from the acquisition.

The Company provides a full range of telecommunication services, primarily to enterprise customers. These services are available in major markets and most states throughout the United States. The Company’s products and services include a variety of high-speed, or “broadband” data services, also referred to as “access” services, utilizing a variety of technologies such as digital subscriber line (“DSL”), T1, Ethernet, cable, satellite and wireless. The Company also provides Voice over Internet Protocol (“VoIP”) telephony in a hosted or integrated environment, security solutions and managed services including multiprotocol label switching (“MPLS”) and virtual private networking (“VPN”).

MegaPath provides services on its network and also resells the services of other network providers. In order to provide services on its network, MegaPath purchases network elements, such as telecommunication circuits and central office facilities, from the traditional local telephone companies, commonly referred to as the incumbent local telephone companies, and other telecommunication carriers and providers, and then combines these network elements with its own nationwide network facilities.

MegaPath operates two business units. The wholesale unit (“Wholesale”) is a provider of high-speed data connectivity services to Internet and application service providers (“ISP’s”) and telecommunications carriers. The commercial unit (“Commercial”) provides high-speed data connectivity, VoIP, and managed services through multiple channels including telesales, field sales, and value-added resellers. The Commercial business unit focuses on small and medium-size business customers as well as enterprise customers that purchase MegaPath’s services for distribution across their enterprises.

The accompanying financial statements include the historical accounts of the Managed Services Operations (“Managed Services”), which entirely consists of services provided within the commercial business unit. Managed Services serves approximately 600 customers as of March 31, 2015

The accompanying carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Managed Services is an integrated business of the Company that operates in a single business segment and are not a stand-alone entity. Managed Services was not a separate legal entity and accordingly, the financial statements have been prepared on a “carve-out” basis for inclusion in GTT’s Form 8-K filing for purposes of complying with the rules and regulations of the Securities and Exchange Commission, Regulation S-X, Article 3, General instructions to financial statements, and Staff Accounting Bulletin Topic 1-B1, Costs reflected in historical financial statements (“SAB 1-B1”).

    The financial statements of Managed Services reflect the assets, liabilities, revenues and expenses directly attributable to Managed Services, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in equity and cash flows of Managed Services on a stand-alone basis. The allocation methodologies have been described within the notes to the financial statements where appropriate, and management considers the allocations to be reasonable. The financial information included herein may not necessarily reflect the financial position, results of operations, changes in equity and cash flows of Managed Services in the future or what they would have been had Managed Services been a separate, stand-alone entity during the periods presented.

Managed Services utilizes MegaPath’s centralized processes and systems for cash management, payroll, purchasing, and distribution. In addition, equity represents MegaPath’s interest in the recorded net assets of Managed Services and represents the cumulative net investment by MegaPath in Managed Services through the dates presented, inclusive of cumulative operating results.

EXHIBIT 99.2

Managed Services includes the costs of data and voice transport, customer and end-user circuits, collocation facilities and other network components, customer premise equipment (“CPE”) and network equipment maintenance as elements of cost of revenues in the income statements. Operations include the labor and related costs and expenses to engineer and operate the network, provision and deliver service, and develop and maintain operational support systems. Selling, general and administrative expenses consist primarily of employee compensation and related expenses, and other non-labor expenses, for product development, marketing, sales, corporate functions and other general expenses.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues, costs and expenses during the reporting period. Actual results may differ materially from those estimates. The Company’s critical accounting estimates include (i) revenue recognition and the establishment of accounts receivable allowances (Notes 2 and 3), (ii) inventory valuation (Note 2), (iii) useful life assignments and impairment evaluations associated with property and equipment, goodwill and intangible assets (Notes 2, 4, 5 and 6), (iv) anticipated outcomes of legal proceedings and other disputes (Notes 2 and 10), (v) transaction-based taxes (Note 8), (vi) valuation allowances associated with deferred tax assets (Note 11), and (vii) the effect on operations of acquiring network elements from third parties (Note 2).

Cash

Treasury activities, including activities related to Managed Services, are centralized by MegaPath, such that cash collections are automatically distributed to Managed Services and reflected as equity. As such, cash reflected on the balance sheets represents cash flow accumulation from operations, investing and financing for the periods presented.

Concentrations of Credit Risk and Key Suppliers

Managed Services conducts business primarily with resellers, carrier wholesale partners, and enterprise customers in the United States. As more fully described in Note 3 - “Revenue Recognition,” Managed Services has concentrations of credit risk with a small number of customers. Managed Services performs ongoing credit evaluations of its customers’ financial conditions, account balances, and payment history, and generally does not require collateral. An allowance is maintained for estimated credit losses and doubtful accounts; these allowances are estimated using, (i) specific facts and circumstances on the financial condition of individual customers, and (ii) credit loss history on the accounts receivable portfolio.

Managed Services is dependent on a limited number of suppliers to procure certain equipment and network elements used to provide its services including MegaPath. Managed Services has generally been able to obtain an adequate supply of these goods and services. However, an extended interruption in the supply of equipment or network elements currently obtained from its suppliers could adversely affect the Managed Services’ business and results of operations.

Related Parties

Overview: MegaPath and its subsidiaries provide certain management and administrative services to each of its business units, including Managed Services. The cost of such services is reflected in appropriate categories in the accompanying income statement for the three month period ended March 31, 2015. Additionally, MegaPath performs cash management functions on behalf of Managed Services. As a result, all of Managed Services charges and cost allocations covered by these centralized cash management functions were deemed to have been paid by Managed Services to MegaPath, in cash, during the period in which the cost was recorded in the financial statements. In addition, all of Managed Services cash receipts were advanced to MegaPath as they were received.

Contributions from (distributions to) MegaPath are generally recorded based on costs incurred, without a markup. The basis of allocation to Managed Services, for the items described above, is as follows:

Customer payments and other cash receipts - As indicated above, MegaPath utilizes a centralized cash management system under which all cash receipts are swept to, and managed and invested by, MegaPath on a daily basis. To the extent customer payments are received by MegaPath, related to Managed Services, such amounts are applied to the corresponding customer accounts receivable or miscellaneous receivable balances and are reflected as cash on the balance sheet.

EXHIBIT 99.2

Revenue and accounts receivable from telecommunication services - Revenues were allocated to Managed Services based on the amounts recognized from the specific customers associated with the operation during the respective fiscal periods. Accounts receivables, unbilled accounts receivable and deferred revenue were allocated to Managed Services based on the amounts recognized from the specific customers associated with the operation during the respective fiscal periods.

Property and equipment and inventory transfers - Certain assets are purchased centrally and warehoused by MegaPath, and are shipped to the business units on an as-needed basis. Additionally, in the normal course of business, inventory items or CPE may be transferred between business units based on customer demands, rebuild requirements, and other factors. Managed Services is charged for these assets based on the historical cost value paid by MegaPath. Property and equipment were allocated to Managed Services based on a combination of methodologies with direct identification where possible and use of relative associations such as headcount and revenue for shared assets. Depreciation expense was allocated to Managed Services based on the results of the allocation of property and equipment. Inventories were allocated to Managed Services based on the relative use of SKU’s by Managed Services to the total usage by MegaPath and its business units.

Goodwill and intangibles allocation - Goodwill and intangibles from MegaPath were allocated to Managed Services from goodwill and intangibles that resulted in the acquisition of the business units that contained Managed Services. This goodwill and intangibles was further allocated to Managed Services based on the estimated relative fair values of Managed Services and other business units at the time of the acquisitions.

Expense allocations - MegaPath centrally administers and incurs the cost associated with certain functions on a centralized basis, including the costs of data and voice transport, customer and end-user circuits, collocation facilities and other network components, CPE and network equipment maintenance, payroll and related tax and benefits processing, and allocates the associated costs to Managed Services. Cost of communication services were allocated to Managed Services where possible by direct association with customer service locations and apportionment of the remaining amounts using a variety of allocation methodologies. Employee related costs were assigned to Managed Services based on specific identification of employees directly supporting Managed Services and allocation of the shared resources using a combination of operating metrics. Contract service costs were assigned to Managed Services using the relative value of Managed Services usage of the related outsourced services, primarily related to customer site installations, software development and customer service support. Rent expense was allocated to Managed Services based on the specific costs related to the facility leases transferred to GTT in the acquisition.

The expenses allocated are not necessarily indicative of the amounts that would have been incurred had Managed Services performed these functions as a stand-alone entity, nor are they indicative of expenses that will be charged or incurred in the future. It is not practical to estimate the amount of expenses and gains and losses that Managed Services would have incurred for the years presented had it not been an affiliated entity of MegaPath in each of those years.

Accounts payable and other payments allocation - All cash disbursements for trade and other accounts payable, and accrued expenses are funded centrally by MegaPath. Accounts payable were allocated to Managed Services by summarizing MegaPath’s accounts payable at each balance sheet date by vendor types and then associating amounts based on its relative portion of costs incurred in the Managed Services income statements to MegaPath and its business units. Accrued transaction-based taxes were allocated to Managed Services primarily based on the relative revenue to MegaPath and its business units.

Term debt, credit agreement allocations and capital lease obligations - Term debt and credit agreements were allocated to Managed Services based on term debt that was initially used to acquire the Managed Services business unit. Additional borrowings post-acquisition were allocated based on the relative operational metrics, including revenues of Managed Services, compared to MegaPath’s other business units. Capital lease obligations were allocated based on relative operations of Managed Services compared to the other business units.

Inventories

Inventories, consisting primarily of CPE in the form of finished goods, are stated at the lower of cost, determined using the “first-in, first-out” method, or market. Shipping and handling costs, incurred in conjunction with the sale of inventory, are included as an element of cost of revenues.

Property and Equipment

Property and equipment are recorded at cost, subject to adjustments for impairment, and depreciated or amortized using the straight-line method over the following estimated ranges of useful lives (in years):

EXHIBIT 99.2

Leasehold improvements	5, or the term of the lease, whichever is shorter
Computer equipment	3 to 5
Computer software	3 to 5
Furniture and fixtures	3 to 5
Network and communication equipment	2 to 7

Managed Services incurs costs associated with internal-use software, which consists principally of software used to operate its operational support systems, network assets, and website. Managed Services charges pre-development, training and maintenance costs to expense as incurred. Software and website development costs, which include direct costs such as labor and contractors, are capitalized when they can be segregated from other non-capitalizable labor activities and when it is probable that the project will be completed and the software or website will be used as intended. Costs incurred for upgrades and enhancements to the Managed Services’ software or website are capitalized when it is probable that such efforts will result in additional and significant functionality. Capitalized software and website costs are amortized to expense over the estimated useful life of the software or website.

Managed Services leases certain equipment and vehicles under capital lease agreements. Assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital leases are amortized over the lease term or the useful life of the assets. Amortization of assets under capital leases is included in depreciation and amortization expense.

Intangible Assets

Intangible assets consist of customer relationships and trademark. Such intangible assets are amortized using the straight-line method over the following estimated ranges of useful lives (in years):

Customer relationships	7 to 11
Trademark	15

Impairment of Long-lived Assets

Managed Services periodically evaluates potential impairment of its long-lived assets, including intangibles in accordance with the accounting standard related to the accounting for the impairment or disposal of long-lived assets. When Managed Services determines that the carrying amount of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, Managed Services evaluates the projected undiscounted cash flows related to the assets. If these cash flows are less than the carrying amount of the assets, Managed Services measures the impairment using discounted cash flows or other methods of determining fair value.

Long-lived assets to be disposed of are carried at the lower of cost or fair value, less estimated costs of disposal.
Goodwill
Managed Services’ goodwill reflected in these financial statements was allocated to Managed Services based on the relative fair value of Managed Services to the fair value of MegaPath and its business units. Management’s estimate of the potential sales price of the Managed Services was used as a basis to determine the fair value of the Managed Services. Management believes that the fair value of the Managed Services has not been impaired over the period January 1, 2015 through March 31, 2015. The fair value of MegaPath business for the respective business units was derived from the most recent annual goodwill impairment analysis performed by MegaPath. A total of $16,705 in goodwill was allocated to Managed Services for the period presented.
Goodwill represents the excess of costs over the fair value of identifiable assets of businesses acquired. Goodwill is not amortized, but is evaluated for potential impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Managed Services values goodwill in accordance with Accounting Standards Codification (“ASC”) 350, Goodwill and Other Intangible Assets (ASC 350). ASC 350 requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise).

EXHIBIT 99.2

To evaluate the recoverability of goodwill, Managed Services first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of any of its reporting units is less than its carrying amount. Managed Services’ qualitative assessment of the recoverability of goodwill, whether performed annually or based on specific events or circumstances, considers various macroeconomic, industry-specific and company-specific factors. Those factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of the Managed Services’ financial performance; or (iv) a sustained decrease in the Managed Services’ enterprise value below its net book value. After assessing the totality of events and circumstances, if Managed Services determines that it is not more likely than not that the fair value of any of its reporting units is less than its carrying amount, no further assessment is performed. If Managed Services determines that it is more likely than not that the fair value of any of its reporting units is less than its carrying amount, Managed Services calculates the fair value of that reporting unit and compares the fair value to the reporting unit’s net book value. If the fair value of the reporting unit is greater than its net book value, there is no impairment. Otherwise, Managed Services calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit. The implied fair value of goodwill is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference.

Legal Costs

Managed Services accounts for legal costs expected to be incurred in connection with a loss contingency as they are incurred.

Income Taxes

Results of operations have historically been included in the consolidated federal and state income tax returns of MegaPath. Accordingly, the income tax provision included in these carve out financial statements was calculated using a method consistent with a separate return basis, as if the Managed Services business had been a separate taxpayer.

Managed Services uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. If management determines that some portion or all of a deferred tax asset is not “more likely than not” to be realized, a valuation allowance is recorded as a component of the income tax provision to reduce the deferred tax asset to an appropriate level in that period. In determining the need for a valuation allowance, management considers all positive and negative evidence, including historical earnings, projected future taxable income, future reversals of existing taxable temporary differences, and taxable income in prior carryback periods, and prudent, feasible tax-planning strategies.

Fair Value Measurements

Managed Services adopted the fair value measurement and disclosure provisions (“Fair Value”), which establishes criteria for the fair value measurements of financial and non-financial assets and liabilities. Concurrently with the adoption of Fair Value, Managed Services adopted a related standard regarding the fair value option for financial assets and liabilities, which permits entities to elect, at specified election dates, to measure eligible financial instruments at fair value. As of March 31, 2015, the Company did not elect the fair value option under this standard for any financial assets and liabilities that were not previously measured at fair value.
The Fair Value standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under the Fair Value standard are described below:

EXHIBIT 99.2

Level 1:	Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2:
Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3:	Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. All of Managed Services’ financial instruments within the scope of Fair Value are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

Recently Adopted and Issued Accounting Standards

In June 2013, the FASB issued ASU No. 2013-11 Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit, which determined that an unrecognized tax benefit should be presented as a reduction of a deferred tax asset for a net operating loss (“NOL”) carry-forward or other tax credit carry-forward when settlement in this manner is available under applicable tax law. ASU 2014-01 will become effective on a retrospective basis for the Company as of the beginning of the 2015 fiscal year. Managed Services does not expect this guidance to have a material impact on its financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. ASU 2014-12 requires a performance target that affects vesting and that can be achieved after the requisite service period to be treated as a performance condition. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. ASU 2014-12 will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2015, and can be applied either prospectively to new or modified awards or retrospectively to awards outstanding as of the beginning of the earliest annual period presented and to all new or modified awards thereafter. The adoption of this ASU is not expected to have a material impact on Managed Services’ financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. The updated standard will be effective for annual reporting periods beginning after December 15, 2017. The adoption of this ASU is not expected to have a material impact on Managed Services’ financial statements.

Risks and Uncertainties

Future results of operations involve a number of risks and uncertainties. Factors that could affect future operating results and cash flows and cause actual results to vary materially from historical results include, but are not limited to:
changes in government policy, regulation and enforcement or adverse judicial or administrative interpretations and rulings or legislative action including, but not limited to, changes that affect the continued availability of the unbundled network elements of the local exchange carriers’ networks and the costs associated therewith;
Managed Services’ dependence on the availability and functionality of the networks of the incumbent local exchange carriers;

•	risks associated with achieving operational efficiencies, retention of key employees, and continued cost savings

•	ability to generate sufficient cash flows, comply with financial covenants, or obtain adequate financing;
the number of and duration of outages of Managed Services’ network;
events that may trigger change in control provisions;
increased price competition in local and long distance services, including bundled and managed services, and overall competition within the telecommunications industry;
adverse determinations in certain litigation or regulatory matters; and
deterioration of the macroeconomic environment.

EXHIBIT 99.2

Negative developments in these areas could have a material effect on Managed Services’ business, financial condition and results of operations. In addition, Managed Services’ financial results could differ materially from those anticipated due to other risks and uncertainties.

3.  Revenue Recognition

Managed Services recognizes revenues from recurring services when (i) persuasive evidence of an arrangement between Managed Services and the customer exists, (ii) service has been provided to the customer, (iii) the price to the customer is fixed or determinable, and (iv) collectability of the sales price is reasonably assured.

Revenues were allocated to Managed Services based on the amounts recognized from the specific customers associated with the operation during the respective fiscal periods. Accounts receivables, unbilled accounts receivable and deferred revenue were allocated to Managed Services based on the amounts recognized from the specific customers associated with the operation during the respective fiscal periods.

Managed Services recognizes up-front fees associated with service activation over the expected term of the customer relationship, which is presently estimated at an average of approximately thirty months using the straight-line method. Managed Services includes revenue from sales of CPE and other activation fees for installation and set-up as up-front fees because neither is considered a separate unit of accounting. Similarly, Managed Services treats the incremental direct costs of service activation, which consist principally of CPE, service activation fees paid to other telecommunications companies and sales commissions, as deferred charges in amounts no greater than the aggregate up-front fees that are deferred, and such incremental direct costs are amortized to cost of revenues using the straight-line method over an average period of approximately thirty months.

Revenues earned pursuant to an existing agreement for which Managed Services has not billed the customer are recorded as “Unbilled revenues” in the accompanying balance sheets. Amounts billed in advance of providing service are deferred and recorded as an element of the balance sheet caption “Deferred revenues/ unbilled.” Shipping and handling charges billed to customers are included in Managed Services’ net revenues with corresponding amounts included in cost of revenues. Costs in excess of the revenues are recorded as a cost of telecommunication services in the period incurred.

Managed Services has billing disputes with some of its customers. These disputes arise in the ordinary course of business in the telecommunications industry and their impact on the Managed Services’ accounts receivable and revenues can be reasonably estimated based on historical experience. In addition, certain revenues are subject to refund if the end-user terminates service within thirty days of service activation. Accordingly, Managed Services maintains allowances, through charges to revenues, based on Managed Services’ estimates of (i) the ultimate resolution of the disputes and (ii) future service cancellations. The estimates for sales and returns and allowances are calculated generally as a percentage, based on historical trends, of balances that meet certain criteria plus specific reserves for known disputes. As stated above, revenues from financially distressed customers are recognized when cash for the services to those customers is collected but only after the collection of all previous outstanding accounts receivable balances. After a period in which revenue has been recognized, if Managed Services determines that a customer is financially distressed, Managed Services establishes an allowance, through a charge to the provision for doubtful accounts, based on such customer’s outstanding balance.

Accounts receivable consisted of the following as of March 31, 2015:

Gross accounts receivable	$13,687
Allowance for doubtful accounts	(1,449)
Accounts receivable, net	$12,238

EXHIBIT 99.2

4. Property and Equipment

Property and equipment consisted of the following as of March 31, 2015:

Leasehold improvements	$541
Computer equipment	2,278
Computer software	23,159
Furniture and fixtures	1,201
Network and communication equipment	26,131
53,310
Accumulated depreciation and amortization	(33,319)
Property and equipment, net	$19,991

The capitalized costs and accumulated amortization related to assets under capital leases, primarily comprised of network and computer equipment, office equipment and vehicles, was $3,253 and $848, respectively, as of March 31, 2015. Depreciation expense for the three month period ended March 31, 2015 was $2,541.

5.   Intangibles Assets

Intangibles assets consisted of the following as of March 31, 2015:

Customer relationships	$15,706
Trademark	6,500
22,206
Accumulated amortization	(9,315)
Intangible assets, net	$12,891

Amortization expense for the three month period ended March 31, 2015 was $501.

6.  Goodwill

Managed Services determined that it has one reporting unit. As of March 31, 2015, Managed Services’ had no activity during the period from January 1, 2015 through March 31 2015.

7.  Long-Term Debt and Credit Arrangements

The components of long-term debt are as follows as of March 31, 2015:

Senior secured term loan	$4,481
Obligations under capital leases	2,405
6,886
Original issue discount, net of amortization	(64)
Total debt	6,822
Less current portion	(2,364)
Long-term debt	$4,458

EXHIBIT 99.2

Financing Arrangements

Credit Agreement

On November 3, 2010, MegaPath, including Managed Services, entered into a Credit Agreement (the “11/3 Agreement”) with various lenders, and Jefferies Finance LLC. The primary purpose of the arrangement was to refinance all of the then existing senior debt and part of the outstanding principal balance on a note to an affiliate. The 11/3 Agreement provides for a term loan of up to $165,000, with interest at a rate of LIBOR, with a floor of 2.0 percent, plus a margin of 10.0 percent per annum, and a maturity date of November 3, 2015. Principal on the loan was payable in specified installments on the last day of each calendar quarter beginning in March 2011.

Aggregate gross proceeds allocated to Managed Services from the 11/3 Agreement amounted to approximately $21 million. The loan included an original issue discount of $3,300 of which approximately $420 was allocated to Managed Services. In addition, Managed Services was allocated $504 in transaction costs in conjunction with the loan. The transaction costs were classified as debt issuance costs and were amortized to operations as an element of interest expense over sixty months.

On June 20, 2012, MegaPath, including Managed Services, entered into a new Credit Agreement (the “6/20 Agreement”) with various lenders, and Société Générale. The primary purpose of the arrangement was to refinance all of the then existing debt on the 11/3 Agreement. The 6/20 Agreement provides for a term loan of up to $150,000, with interest at a rate of LIBOR, with a floor of 1.25 percent, plus a margin of 6.25 percent per annum, and a maturity date of December 20, 2017. Principal on the loan is payable in specified installments on the last day of each calendar quarter beginning in September 2012. However, in case of an event of default, the loan becomes callable by the lenders. Interest on the note is due and payable quarterly from the date of borrowing. As collateral for the loan, Managed Services has granted security interests in substantially all of its real and personal property.

Aggregate gross proceeds allocated to Managed Services from the 6/20 Agreement amounted to $17,278. The loan included an original issue discount allocated to Managed Services of $402. In addition, Managed Services was allocated $547 in transaction costs in conjunction with the loan. The transaction costs are classified as debt issuance costs and are being amortized to operations as an element of interest expense over sixty-six months. The net proceeds after the original issue discount and the transaction costs amounted to $16,329. In connection with the 6/20 Agreement, Managed Services wrote off $683 of original issue discount and deferred debt issuance costs that were allocated to Managed Services.

Similar to the November 3, 2010 term loan, the 6/20 Agreement imposes various limitations on MegaPath, including without limitation, on its ability to: (i) transfer all or any part of its businesses or properties, merge or consolidate, or acquire all or substantially all of the capital stock or property of another company; (ii) engage in a non-core or new business; (iii) incur additional indebtedness or liens with respect to any of its properties; (iv) pay dividends or make any other distributions on or purchase of, any of its capital stock; (v) make investments in other companies; (vi) make payments in respect of any subordinated debt; and (vii) make unlimited capital expenditures. The 6/20 Agreement also contains certain customary representations and warranties, covenants, notice and indemnification provisions, and events of default, including changes of control, cross-defaults to other debt, judgment defaults and material adverse changes to MegaPath’s business. MegaPath is also required to provide annual budgets, monthly, quarterly, and annual financial statements to the lenders. In addition, the 6/20 Agreement requires MegaPath to maintain specified leverage ratios (defined as the ratio of consolidated debt to consolidated EBITDA) and fixed charge ratios (defined as the ratio of consolidated EBITDA less capital expenditures, management fees and cash interest to consolidated debt service to include scheduled principal payments and cash interest expense).

Interest expense related to the term loan, net of amortization of original issue discount, for the three month period ended March 31, 2015 was $129.

Line of Credit

The 6/20 Agreement also provides a $15,000 revolver, subject to certain limitations as described above. The revolver bears an interest rate of LIBOR, with a floor of 1.25 percent, plus a margin of 6.25 percent per annum and a maturity date of June 20, 2017. As of March 31, 2015, Managed Services had no outstanding principal balances on this facility.

In conjunction with the sale of Managed Services on April 1, 2015, term debt and credit arrangements that were allocated to Managed Services were repaid.

EXHIBIT 99.2

8.  Other Accrued Liabilities and Other Long-Term Liabilities
Other accrued liabilities consisted of the following as of March 31, 2015:

Accrued compensation and benefits	$14,165
Accrued income, franchise and other taxes	860
Other accrued liabilities	741
$15,766

Other long-term liabilities consisted of the following as of March 31, 2015:

Deferred rent	$316

9.  Operating Leases and Commitments

Operating Leases

MegaPath leases office space, equipment and vehicles under various non-cancelable operating leases for Managed Services. The facility leases generally require Managed Services to pay operating costs, including property taxes, insurance and maintenance, and contain scheduled rent increases and certain other rent escalation clauses. Managed Services recognizes rent expense on a straight-line basis over the terms of the respective leases. Future minimum lease payments by year under operating leases with non-cancelable terms in excess of one year are as follows:

Lease
Three months ending March 31,	Payments
2015	$786
2016	813
2017	499
2018	275
Total	$2,373

Rent expense totaled $531 for the three month period ended March 31, 2015.

Commitments

Effective December 31, 2014, Managed Services and MegaPath’s remaining business unit after the sale of Managed Services, entered into a take-or-pay agreement with a supplier, for the purchase of services for approximately $10,000 per year for 2015 through 2017.

10.  Contingencies

Litigation

MegaPath is a party to a variety of pending or threatened legal proceedings as either plaintiff or defendant which may be related to activities of Managed Services, and is also engaged in business disputes that arise in the ordinary course of business. Managed Services does not believe the ultimate outcome of these matters will have a material impact on its financial position, results of operations or cash flows as the probability of loss is remote or expected to not be material. However, litigation is inherently unpredictable, and there is no guarantee Managed Services will prevail or otherwise not be adversely affected.

EXHIBIT 99.2

11.  Income Taxes

Taxable income and/or loss generated by Managed Services has been included in the federal and state income tax returns of MegaPath Holding Corp & Subs. MegaPath Corporation has allocated income taxes to Managed Services  in the accompanying financial statements as if Managed Services were held in a separate corporation which filed separate income tax returns. MegaPath Holding Corporation believes the assumptions underlying its allocation of income taxes on a separate return basis are reasonable. However, the amounts allocated for income taxes in the accompanying financial statements are not necessarily indicative of the actual amount of income taxes that would have been recorded had Managed Services been held within a separate stand-alone entity.

We apply an estimated annual effective tax rate (“ETR”) approach for calculating a tax provision for interim periods, as required under GAAP. We recorded a provision for income taxes of $0.6 million for the three months ended March 31, 2015. Our ETR differs from the U.S. federal statutory tax rate of 34% primarily as a result of nondeductible expenses and state income taxes.

Managed Services is subject to taxation at the federal and various state and locality levels.  Managed Services is no longer subject to tax examinations for years before 2010.  We recognize the impact of a tax position in our financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Managed Services believes that its tax positions meet the more likely than not standard required under the recognition phase of the authoritative guidance, therefore Managed Services did not record any liabilities associated with the uncertain tax positions. Managed Services does not expect its unrecognized tax benefits to change significantly over the next 12 months Managed Services’ policy is to recognize interest and/or penalties related to unrecognized tax benefits in income tax expense in the income statements.

12.  Subsequent Event

Managed Services evaluated subsequent events as of June 12, 2015, the date of issuance of these financial statements.